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                 October 25, 2022

       Craig Finster
       Chief Financial Officer
       Versus Systems Inc.
       1558 West Hastings Street
       Vancouver BC V6G 3J4 Canada

                                                        Re: Versus Systems Inc.
                                                            Registration
Statement on Form F-1
                                                            Filed October 17,
2022
                                                            File No. 333-267896

       Dear Craig Finster:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Priscilla Dao, Staff Attorney, at (202) 551-5997 or Joshua Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              M. Ali Panjwani, Esq.